                                                                      Exhibit 3a


                                                                          PAGE 1
                               State of Delaware

                        OFFICE OF THE SECRETARY OF STATE

                        --------------------------------


         I, EDWARD J. FREEL, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO

HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF

AMENDMENT OF "FINA, INC.", FILED IN THIS OFFICE ON THE SECOND DAY OF MAY, A.D.

1995, AT 8:30 O'CLOCK A.M.


         A CERTIFIED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW

CASTLE COUNTY RECORDER OF DEEDS FOR RECORDING.


                                                /s/ EDWARD J. FREEL
                             [SEAL]          -----------------------------------
                                             Edward J. Freel, Secretary of State

                                             AUTHENTICATION:
0499225    8100                                                  7493496

                                                       DATE:
950096264                                                        05-03-95

                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION

     FINA, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:


     FIRST: That the Board of Directors of said corporation, by the majority vote of its members, filed with the minutes of the board, adopted a resolution proposing and declaring advisable the following amendment to the Certificate of
Incorporation:


              RESOLVED, That Article FOURTH of the Certificate of Incorporation of the Company be partially amended in that the first paragraph shall be amended as follows:

         FOURTH: 1.  The total number of shares of all classes of capital stock which the corporation shall have authority to issue is FORTY-FOUR MILLION (44,000,000) shares, of which FOUR MILLION (4,000,000) shares shall be preferred stock of the par value of $1.00 per share (hereinafter called "Preferred Stock") and FORTY MILLION (40,000,000) shares shall be shares of common stock of the par value of fifty cents-per share (hereinafter called "Common Stock") which shall be divided into two classes as follows:
                       (a)  THIRTY-EIGHT MILLION (38,000,000) shares of
                            Class A Common Stock, and
                       (b)  TWO MILLION (2,000,000) shares of Class B
                            Common Stock.

     SECOND: That at a meeting and by majority vote of stockholders, the their vote the stockholders have given consent to said amendment in accordance with the pro visions of Section 242 of the General Corporation Law of the State of Delaware.

     THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 of the General Corporation Law of the State of Delaware, including but not limited to, the giving of notice to stockholders for the meeting with the amendment set forth in full.

              IN WITNESS WHEREOF, said FINA, Inc. has caused this certificate to be signed by Cullen M. Godfrey, its Senior Vice President, Secretary and General Counsel and attested by Linda Middleton, its Assistant Secretary this 28th day of April, 1995.

                                                 FINA, Inc.



                                                 By:   /s/ CULLEN M. GODFREY
                                                     ---------------------------
                                                 Cullen M. Godfrey
                                                 Senior Vice President,
                                                 Secretary and General
                                                 Counsel


Attest:

BY:    /s/ LINDA MIDDLETON
   -----------------------------
Linda Middleton, Asst. Secretary

                           CERTIFICATE OF AMENDMENT

                                      OF

                         CERTIFICATE OF INCORPORATION


        American Petrofina, Incorporated, a corporation organized  and existing
under and by virtue of the General Corporation    Law of the State of Delaware,
DOES HEREBY CERTIFY:

        FIRST: That the Board of Directors of said corporation, by the majority vote of its members, filed with the minutes of the Board adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation:

                RESOLVED, That the name of the Company be changed from American Petrofina, Incorporated, its present name, to FINA, Inc. and that Article FIRST of the Company's Certificate of Incorporation be amended to read as follows:

                "FIRST: The name of the Corporation shall be FINA, Inc. (hereinafter called the "Corporation")."

        SECOND: That in lieu of a meeting and vote of stockholders, the stockholders have given majority written consent to said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware and written notice has been given to stockholders as required in such Section.

        THIRD: That the aforesaid amendment was duly adopted in accordance with applicable provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

        IN WITNESS WHEREOF, said American Petrofina, Incorporated has caused this certificate to be signed by Cullen M. Godfrey, its Vice President
Secretary and General Counsel,  and   attested by Linda Middleton, its
Assistant  Secretary, this  17th day of April, 1991.

                              AMERICAN PETROFINA, INCORPORATED


                              By: ____/s/_____________________
                                   Cullen M. Godfrey
                                   Vice President, Secretary and
                                   General Counsel


ATTEST:

By:__________/s/_______________________
   Linda Middleton, Assistant Secretary

                    COMPOSITE CERTIFICATE OF INCORPORATION

                                      OF

                       AMERICAN PETROFINA, INCORPORATED

                                    as of

                               OCTOBER 15, 1987



        WE, THE UNDERSIGNED, in order to form a corporation for the purposes hereinafter stated, under and pursuant to the provisions of the General Corporation Law of the State of Delaware, being Title 8, Chapter 1 of the Delaware Code of 1953 effective February 12, 1953 as amended and supplemented, do hereby certify as follows:

        FIRST: The name of the corporation shall be American Petrofina, Incorporated (hereinafter called the "Corporation").

        SECOND:  The principal  office of the  Corporation in  the State of
Delaware is to be located in the City of Dover,  County of Kent.   The  agent
in charge thereof is the United States Corporation Company, whose address is No. 129 South State Street, in said city.

        THIRD: The nature of the business of the Corporation and the objects and purposes proposed to be transacted, promoted and carried on are to do any or all of the things herein mentioned, as fully and to the same extent as natural persons might or could do and in any part of the world:

                (a) To carry out all phases of the business of drilling, boring and exploring for, producing, manufacturing, treating, refining, liquefying, or otherwise preparing for market, transporting, marketing, dealing in, buying and selling, storing, or otherwise disposing of oil of any and all kinds and grades, natural or artificial gas of any and all forms, gasoline, carbon and hydrocarbon products, ammonia, sulphur, asphalt, bitumen and bituminous substances of all kinds, chemicals, petrochemicals, fertilizers, and any and all other minerals, mineral substances, metals, ores of every kinds, drugs, pharmaceuticals, and the elements, constituents, products, by-products, mixtures, combinations, compounds derivatives and blends thereof;


                (b) To obtain by contract or concession, purchase, or otherwise acquire, own, use, develop, explore, operate, lease mortgage, create liens upon, deal and trade in, sell, lease or otherwise dispose of any and all lands, real property, mining claims,
        mineral rights, gas and oil wells, leases,   concessions, licenses,
        royalty interests, grants, rights of way, land patents, franchises, deposits, water rights, wells, mines, quarries, claims, easements, tenements, hereditaments and interests of every description and nature whatsoever;

                (c) To engage in any kinds of manufacturing business and to manufacture, buy, lease or otherwise acquire, own, operate, install, service, transport, import, export, sell, lease or otherwise dispose of and generally to trade and deal in and with any and all kinds of raw materials, natural resources, manufactured articles and products, equipment, machinery, parts, supplies, tools, and goods, merchandise and tangible property of every kind, used or capable of being used for any purpose whatever;

                (d) To build, purchase, lease or otherwise acquire, own, develop, operate, mortgage, create liens upon, deal in, sell, lease or otherwise dispose of transportation facilities, including cars, tank cars, pipe lines, transmission lines, distribution lines and plants, pumping and compressing stations, terminals, aircraft, tankers and other vessels or ships of any kind, and any and all related facilities;

                (e) To build, purchase, lease, or otherwise acquire, own, develop, operate, mortgage, create liens upon, deal in, sell, lease or otherwise dispose of any and all kinds of plants, factories,
        buildings,  refineries, warehouses, power plants, waterworks,   tanks
        and other storage facilities, machinery of all kinds, property, real or personal, of every kind and description, docks, repair shops, telegraph and telephone facilities, and any and all facilities, connections, installations, things or property, real and personal and of every kind and description,





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
        connected with, incidental to, necessary, suitable, useful, convenient or appertaining to any or all of the foregoing purposes and powers of the Corporation or any of its businesses and activities;

                (f) To acquire and use, develop and operate and sell, assign, grant licenses or territorial rights in respect to, or otherwise to turn to account or dispose of any copyrights, trade-marks, trade names, brands, patent rights, letters patent of the United States or of any other country or government, inventions, improvements and processes, whether used in connection with or secured under letters patent or otherwise;

                (g) To borrow money and to make and issue notes, bonds, debentures, bills of exchange, obligations and evidences of indebtedness of all kinds, whether secured by mortgage, pledge or otherwise, without limit as to amount, and to secure the same by mortgage, pledge or otherwise, and generally to make and perform agreements and contracts of every kind and description;

                (h) To own, subscribe for or cause to be subscribed for and to purchase or otherwise acquire, hold for investment or otherwise and to use, sell, assign, transfer, mortgage, pledge, exchange, distribute or otherwise deal with or dispose of stocks, bonds, covenants, mortgages, deeds of trust, obligations, evidences of indebtedness, securities, notes, goodwill, rights, assets and property of any and every kind of any corporation or corporations; and to operate, manage and control such properties or any of them, either in the name of such corporation or corporations or in the name of the Corporation; to merge or consolidate with any corporation in such manner as may be permitted by law;

                (i) To aid in any manner any corporation whose stocks, bonds or other obligations are held or in any manner guaranteed by the Corporation, or in which the Corporation is in any way interested, and to do any other acts or things for the preservation, protection, improvement or enhancement of the value of any such stock, bonds, or other obligations, and while owner of any such stock, bonds or other obligations to exercise all the rights, powers and privileges of ownership thereof, and to exercise any and all voting powers thereon, to guarantee the payment of dividends upon any stock or the
        principal  or interest or both of any bonds  or other   obligations,
        and the performance of any contracts;





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
                (j) To purchase or otherwise acquire shares of its own capital stock, bonds, notes, debentures or other obligations, and to sell or otherwise dispose of or retire the same, provided that the Corporation shall not use any of its funds or property for the purchase of its own shares of capital stock when such use would cause any impairment of the capital of the Corporation and provided further that the shares of its own capital stock belonging to the Corporation shall not be voted directly or indirectly;

                (k) To do all and everything necessary, suitable and proper for the accomplishment of any of the purposes or the attainment of any of the objects or the furtherance of any of the powers hereinbefore set forth, either alone or in association with other corporations, firms, or individuals, and to do every other act or acts, thing or things, incidental or appurtenant to or growing out of
        or  connected with   the aforesaid business or powers or any part or
        parts  thereof,  provided  the same be not  inconsistent  with the laws
        under  which  the  Corporation  is   organized.

        The business or purpose of the Corporation is from time to time to do any one or more of the acts and things hereinabove set forth, and it shall have power to conduct and carry on its said business, or any part thereof,
and to have   one or more  offices, and to  exercise  any or all of its
corporate powers and rights, in the  State of  Delaware and in   the various
other states, territories, colonies and dependencies of the United States, in the District of Columbia, and in all or any foreign countries.

        The enumeration herein of the objects and purposes of the Corporation shall be construed as owners as well as objects and purposes and shall not be deemed to exclude by inference any powers, objects or purposes which the Corporation is empowered to exercise, whether expressly by force of the laws of the State of Delaware now or hereafter in effect or implied by the reasonable construction of the said laws.

        FOURTH: 1. The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is TWENTY-FOUR MILLION (24,000,000) shares, of which FOUR MILLION (4,000,000) shares shall be preferred stock of the par value of $1.00 per share (hereinafter called "Preferred Stock"), and TWENTY MILLION (20,000,000) shares shall be shares of common stock of the par value of $1.00 per shares (hereinafter called "Common Stock") which shall be divided into two classes as follows:

                (a) NINETEEN MILLION (19,000,000) shares of Class A Common Stock, and

                (b)  ONE MILLION (1,000,000) shares of Class B Common  Stock.

        The following are the terms and provisions of each class of stock which the Corporation shall have authority to issue:

                SECTION A:  Provisions relating to Preferred Stock:

                (1) The Board of Directors is expressly authorized at any time, and from time to time, to provide for the issuance of shares of Preferred Stock in one or more series, with (subject to the provisions hereof) such voting owners, full or limited but not to exceed one vote per share, or without voting powers, and with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issue thereof adopted by the Board of Directors, and as are not stated and expressed in this Certificate of Incorporation, or any amendment thereto, including (but without limiting the generality of the foregoing) the following:

                        (a) The number of shares to constitute, and designation of, such series.

                        (b) The dividend rate of such series, the conditions and dates upon which such dividends shall be payable, the preference or relation which such dividends shall bear to the dividends payable on any other class or classes or on any other series of capital stock, and whether such dividends shall be cumulative or noncumulative.

                        (c) Whether the shares of such series shall be subject to redemption by the Corporation, and, if made subject to such redemption, the times, prices and other terms and conditions of such redemption (which may vary at different redemption dates and may differ in the case of shares redeemed through operation of any purchase, retirement or sinking fund from the cause of shares otherwise redeemed).

                        (d) The terms and amount of any sinking fund provided for the purchase or redemption of the shares of such series.

                        (e) Whether or not the shares of such series shall be convertible into or exchangeable for shares of any other class or classes or of any other series of any class or classes of capital stock of the Corporation, and, if provision be made for conversion or exchange, the times, prices, rates, adjustments, and other terms and conditions of such conversion or exchange.

                        (f) The extent, if any, to which the holders of the shares of such series shall be entitled to vote as a class or otherwise with respect to the election of directors or otherwise; provided, however, that in no event shall any holder of shares of any series of Preferred Stock be entitled to more than one vote for each share of such Preferred Stock held by him; and provided, further, that the voting rights of the holders of the shares of such series shall in no event affect the rights of the holders of the shares of Class B Common Stock, voting as a class, to elect a certain number of directors, as hereunder set forth.

                        (g) The restrictions, if any, on the issue or reissue of shares of such series or of any additional shares of Preferred Stock.

                        (h) The limitations and restrictions, if any, upon the distribution of the assets of the Corporation (including by means of dividends) and the rights of the holders of shares of such series upon the dissolution of, or upon any distribution of the





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
                assets of the Corporation.


                        (i)  Such other preferences and relative,
                participating, optional or other special rights, or qualifications, limitations or restrictions thereof as shall not be inconsistent with this Article FOURTH.

                (2) Except as otherwise required by law and except for such voting powers with respect to the election of directors or other matters as may be stated in the resolutions of the Board of Directors creating any series of Preferred Stock, the holders of any such series shall have no voting power whatsoever.

                SECTION B:  Provisions relating to Common Stock:

                (1) Except as otherwise provided in this Article FOURTH and except as shares are designated as Class A Common stock or Class B Common Stock as the case may be, each share of Class A Common Stock and each share of Class B Common Stock shall be identical in all respects, shall have the same powers, preferences and rights without preference of any class or share over any other class or share, and each holder of such shares shall be entitled at any stockholders' meeting to one vote for each such share standing in his name on the books of the Corporation.

                (2) (a) Except to the extent otherwise provided in the last sentence of paragraph 2(b) of this Article FOURTH, on any vote for the election of directors the holders of record of the issued and outstanding shares of
        Class B Common Stock shall be entitled, voting separately as a class, to elect the smallest number comprising more than half of the directors to be elected, and the holders of record of the issued and outstanding shares of Class A Common Stock (and any series of the Preferred Stock entitled to vote for the election of directors) shall be entitled, voting separately (or together with the Preferred Stock entitled to vote) as a class, to elect the remaining directors to be elected; provided, however, that this paragraph 2(a) shall not prevent the holders of shares of Preferred Stock from being entitled, voting separately as a class, to elect not more than two directors in case dividends on the Preferred Stock shall be in default in an amount equal to six full quarterly dividends payable thereon, so long as after giving effect to the election of such two directors more than
        one-half   of the directors of the  Corporation shall have been
        elected by the holders of the shares of Class B Common  Stock.

                (b) Any director may be removed at any time, either with or without cause, by the affirmative vote of the holders of record of a majority of the issued and outstanding shares of the class or classes of stock of the Corporation which elected such director or a predecessor of such director. A special meeting of the stockholders





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
        of any class or classes of stock of the  Corporation for  the purpose of removing a director as  provided in the  first sentence of
        this paragraph (b) shall be called by   the President or Secretary upon
        receipt of written request therefor signed by or on behalf of the holders of record of a majority of the issued and outstanding shares of the class or classes of stock of the Corporation which elected such director or his predecessor or  signed by a majority  of the
        directors who were elected by such class or classes.   In the event of
        such removal, the vacancy in the Board of Directors caused thereby may be filled at such meeting by the affirmative vote of the holders of record of the issued and outstanding shares of the class or classes of stock of the Corporation the holders of which so removed such director.

                SECTION C.  Provisions relating to all classes of  Stock:

                (1) No holder of any class of stock of the Corporation shall have any preemptive right to purchase or to subscribe for any additional issue of stock of the Corporation of any class, or any warrants, options or rights to purchase any such stock, or any other securities convertible into or exchangeable for, or carrying options or warrants to purchase, stock of any class of the Corporation.

                (2) In the event that any proposed amendment of this Certificate of Incorporation would alter in any manner any of the provisions of this Article FOURTH, then, in addition to any other approvals required by law, by the provisions of this Certificate of Incorporation or by the resolutions of the Board of Directors creating any series of Preferred Stock, the affirmative vote of the holders of record of a majority of the issued and outstanding shares of Class B Common stock, voting separately as a class, shall be necessary to the adoption of such amendment.

        FIFTH: The minimum amount of capital with which the Corporation will commence business is $1,000.00.

        SIXTH: The names and places of residence of each of the incorporators are as follows:

             Name                                    Residence
        Peter O. A. Solbert               RFD 3, Huntington, New York
        David A. Lindsay                  RFD 3, Huntington, New York
        Franklin E. Parker, 3d            Washington Corner Road
                                          Mendham, New Jersey



        SEVENTH:  The existence of the Corporation is to be  perpetual.

        EIGHTH: The private property of the stockholders shall not be subject to the payment of corporate debts to any extent whatsoever.

        NINTH: The number of directors of the Corporation shall be fixed from time to time by, or in the manner provided in, the By-Laws, but in no case shall the number be less than three. Vacancies (unless the vacancy be caused by the removal of a director and such vacancy be filled as provided in paragraph 3(b) of Article FOURTH) and newly created directorships resulting from any increase in the authorized number of directors shall be filled by a majority of the directors then in office, though less than a quorum, and the directors so chosen shall hold office until the next annual election and until their successors shall be elected and qualified. The election of directors of the Corporation need not be by ballot unless the By-Laws so require.

        In furtherance, and not in limitation of the powers conferred by law, and in addition to the powers which may be conferred by the By-Laws, the Board of Directors is expressly authorized: (a) To make, alter, amend or repeal the By-Laws of the Corporation subject to the power of the stockholders of the Corporation having voting power to alter, amend or repeal By-Laws made by the Board of Directors.

                (b) To remove at any time any officer elected or appointed by the Board of Directors by such vote of the Board of Directors as may
        be provided for in the By-Laws.   Any other officer of the Corporation
        may be removed at any time by a vote of the Board of Directors, or by any committee or superior officer upon whom such power of removal may be conferred by the By-Laws or by the vote of the Board of Directors.

                (c) To determine whether any, and if any, what part, of the annual net profits of the Corporation or of its net assets in excess of its capital shall be declared in dividends and paid to the stockholders, and to direct and determine the use and disposition of any such annual net profits or net assets in excess of capital.

                (d) To fix from time to time the amount of the profits of the Corporation to be reserved as working capital or for any other lawful purpose.

                (e) From time to time to determine whether and to what extent, and at what time and places and under what conditions and regulations the accounts and books of the Corporation (other than the stock ledger), or any of them, shall be open to the inspection of the stockholders; and no stockholder shall have any right to inspect any account or book or document of the Corporation, except as conferred by statute or authorized by the Board of Directors or by a resolution of the stockholders.

                (f) To establish bonus, profit sharing, stock option, retirement or other types of incentive or compensation plans for the employees (including officers and directors) of the Corporation and to fix the amount of the profits to be distributed or shared and to determine the persons to participate in any such plans and the amount of their respective participations.

                (g) To authorize, and cause to be executed, mortgages and liens upon the real and personal property of the Corporation.

        TENTH:  No contract or other transaction between the

Corporation and any other corporation and no other act of the Corporation with relation to any other corporation shall, in the absence of fraud, in any way be invalidated or otherwise affected by the fact that any one or more of the directors of the Corporation are pecuniarily or otherwise interested in, or are directors or officers of, such other corporation. Any director of the Corporation individually, or any firm or association of which any director may be a member, may be a party to, or may be pecuniarily or otherwise interested in, any contract or transaction of the Corporation, provided that the fact that he individually or as a member of such firm or association is such a party or so interested and the extent of such interest shall be disclosed or shall have been known to a majority of the whole Board of Directors present at any meeting of the Board of Directors at which action upon any such contract or transaction shall be taken; and any director of the Corporation who is also a director or officer of such other corporation or who is such a party or so interested may be counted in determining the existence of a quorum at any meeting of the Board of Directors which shall authorize any such contract or transaction, with like force and effect as if he were not such director or officer of such other corporation or not so interested. Any director of the Corporation may vote upon any contract or other transaction between the Corporation and any subsidiary or affiliated corporation without regard to the fact that he is also a director of such subsidiary or affiliated corporation.

        ELEVENTH: The corporation shall indemnify its directors, officers, agents, and employees to the fullest extent permitted under Delaware General Corporation Law, as the same exists or may hereafter be amended.


        The rights conferred on any person by the preceding sentence shall not be exclusive of any other right which such person may have or hereafter acquire under any statute, provision of this Certificate of Incorporation, Bylaws, agreement, vote of stockholders or disinterested directors or otherwise. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust, other enterprise or committee against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

        No director of the Corporation shall be liable to the Corporation or it stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the directors' duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or
(iv) for any transaction from which





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the director derived an improper personal benefit.

        Neither the amendment nor repeal of this Article ELEVENTH, nor the adoption of any provision of the Corporation's Certificate of Incorporation inconsistent with this Article ELEVENTH, shall eliminate or reduce the effect of this Article ELEVENTH in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article ELEVENTH, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

        TWELFTH: Each officer, director, or member of any committee designated by the Board of Directors shall, in the performance of his duties, be fully protected in relying in good faith upon the books of accounts or reports made to the Corporation by any of its officials or by an independent public accountant or by an appraiser selected with reasonable care by the Board of Directors or by any such committee or in relying in good faith upon other records of the Corporation.

        THIRTEENTH: Both the stockholders and the directors of the Corporation may, if the By-Laws so provide, hold their meeting and the corporation may have an office or offices and may keep its books (except such as are required by the laws of the State of Delaware to be kept in Delaware) within or without the State of Delaware, at such place or places as may from time to time be designated by the Board of Directors.

        FOURTEENTH: The Corporation hereby reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or





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hereafter prescribed by the laws of the State of Delaware and  all rights conferred on stockholders therein are granted subject to this reservation.





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